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                                 EXHIBIT 22.1
                                 ------------

                        Subsidiaries of the Registrant
                        ------------------------------


        Subsidiaries which, considered in the aggregate as a single subsidiary would not constitute a significant subsidiary, have been omitted.


Subsidiary                                  Jurisdiction of Incorporation
----------                                  -----------------------------

Price Communications Wireless, Inc.         Delaware

Price Communications Cellular
  Holdings, Inc.                            Delaware

Price Communications Cellular Inc.          Delaware